EXHIBIT 99.2
FOURTH AMENDMENT TO THE
BLUELINX CORPORATION HOURLY SAVINGS PLAN
THIS AMENDMENT to the BlueLinx Corporation Hourly Savings Plan, effective as of May 7, 2004 (the “Plan”), made this 2nd day of September, 2008, by BlueLinx Corporation (hereinafter referred to as the “Company”), to be effective as specified herein.
W I T N E S S E T H:
WHEREAS, the Company sponsors and maintains the Plan and its accompanying trust for the exclusive benefit of its employees and their beneficiaries and pursuant to Section 10.6 thereof, the Company has the right to amend the Plan at any time; and
WHEREAS, the Company wishes at this time to amend the Plan in order to provide for those changes requested by the Internal Revenue Service as a precondition to the issuance of a favorable determination letter on the qualification of the Plan under the Internal Revenue Code of 1986, as amended, and for other purposes;
NOW, THEREFORE, the Plan is hereby amended effective as specified herein.
1.
A new Section 1.38A is added following Section 1.38, as follows:
1.38A “Non-Highly Compensated Employee” means an Employee who is not a Highly Compensated Employee, within the meaning of Section 1.30.
2.
Section 4.2(b) of the Plan is amended by deleting the first sentence and inserting in is place the following:
All Employees who are eligible to make salary reductions under this Plan and who are projected to attain age 50 before the end of a taxable year shall be eligible to make Catch-Up Contributions as of the January 1st of that taxable year in accordance with, and subject to the limitations of, Code Section 414(v).

3.
Section 4.5(f) of the Plan is amended by deleting the reference to “Internal Revenue Service Notice 98-1, Section VII (or superseding guidance)” and by inserting in its place “Treasury Regulations section 1.401(k)-2(c)(1) (or superseding guidance).”
4.
Section 4.5(g) of the Plan is amended by deleting the reference to “Regulation 1.401(k)-1(g)(11)” and inserting in its place “Treasury Regulations section 1.401(k)-6.”
5.
Section 4.6(b)(5) is amended in its entirety to provide as follows:
(5) A special Qualified Non-Elective Contribution may be made on behalf of Non-Highly Compensated Participants in an amount sufficient to satisfy (or to prevent an anticipated failure of) one of the tests set forth in Section 4.5(a). Such contribution shall be allocated to the Non-Highly Compensated Participant having the lowest 414(s) Compensation, until one of the tests set forth in Section 4.5(a) is satisfied (or is anticipated to be satisfied), or until such Non-Highly Compensated Participant has received the maximum “annual addition” pursuant to Section 4.9; provided, however, that such contribution shall not exceed the product of the particular Non-Highly Compensated Participant’s 414(s) Compensation and the greater of 5% or two times the Plan’s Representative Contribution Rate. This process shall continue until one of the tests set forth in Section 4.5(a) is satisfied (or is anticipated to be satisfied). For purposes of this Section 4.6(b), the Plan’s “Representative Contribution Rate” is the lowest Applicable Contribution Rate of any eligible Non-Highly Compensated Employee among a group of eligible Non-Highly Compensated Employees that consists of one-half of all eligible Non-Highly Compensated Employees for the Plan Year (or, if greater, the lowest Applicable Contribution Rate of any eligible Non-Highly Compensated Employee in the group of all eligible Non-Highly Compensated Employees for the Plan Year and who is employed by the Employer on the last day of the Plan Year). The “Applicable Contribution Rate” for an eligible Non-Highly Compensated Employee is the sum of the qualified matching contributions (if any) taken into account under this Section 4.6 for the eligible Non-Highly Compensated Employee for the Plan Year and the Qualified Non-Elective Contributions made for the eligible Non-Highly Compensated Employee for the Plan Year, divided by the Eligible Non-Highly Compensated Employee’s 414(s) Compensation for that period.

6.
Section 4.7(g) of the Plan is amended by deleting the reference to “Internal Revenue Service Notice 98-1, Section VII (or superseding guidance)” and inserting in its place “Treasury Regulations section 1.401(m)-2(c)(1) (or superseding guidance).”
7.
Section 4.7(h) of the Plan is amended by deleting the reference to “Regulation 1.401(k)-1(g)(11)” and by inserting in its place “Treasury Regulations section 1.401(k)-6.”
8.
Section 4.8(f)(5) of the Plan is amended in its entirety to provide as follows:
(5) A special Qualified Non-Elective Contribution may be made on behalf of Non-Highly Compensated Participants in an amount sufficient to satisfy (or to prevent an anticipated failure of) one of the tests set forth in Section 4.7. Such contribution shall be allocated to the Non-Highly Compensated Participant having the lowest 414(s) Compensation, until one of the tests set forth in Section 4.7 is satisfied (or is anticipated to be satisfied), or until such Non-Highly Compensated Participant has received the maximum “annual addition” pursuant to Section 4.9; provided, however, that such contribution shall not exceed the product of the particular Non-Highly Compensated Participant’s 414(s) Compensation and the greater of 5% or two times the Plan’s Representative Contribution Rate. This process shall continue until one of the tests set forth in Section 4.7(a) is satisfied (or is anticipated to be satisfied). For purposes of this Section 4.7, the Plan’s “Representative Contribution Rate” is the lowest Applicable Contribution Rate of any eligible Non-Highly Compensated Employee among a group of eligible Non-Highly Compensated Employees that consists of one-half of all eligible Non-Highly Compensated Employees for the Plan Year (or, if greater, the lowest Applicable Contribution Rate of any eligible Non-Highly Compensated Employee in the group of all eligible Non-Highly Compensated Employees for the Plan Year and who is employed by the Employer on the last day of the Plan Year). The “Applicable Contribution Rate” for an eligible Non-Highly Compensated Employee is the sum of the matching contributions (if any) taken into account under this Section 4.7 for the eligible Non-Highly Compensated Employee for the Plan Year and the Qualified Non-Elective Contributions made for the eligible Non-Highly Compensated Employee for the Plan Year, divided by the Eligible Non-Highly Compensated Employee’s 414(s) Compensation for that period.
9.
Except as otherwise provided herein, the provisions of the Plan are confirmed and ratified.

IN WITNESS WHEREOF, this Fourth Amendment has been executed the day and year first above written, to be effective as specified herein.

BLUELINX CORPORATION

By:	/s/ Matthew R. Nozemack

	Name:	Matthew R. Nozemack
	Title:	Assistant General Counsel & Secretary

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